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                                 Exhibit 3(i)(a)

              CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE
                   OF INCORPORATION OF FOREST OIL CORPORATION

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      The undersigned, being the President and the Secretary of Forest Oil Corporation, do hereby certify and set forth:

     1.   The name of the Corporation is Forest Oil Corporation.

     2. The Certificate of Incorporation of said Corporation was filed by the Department of State on the 13th day of March, 1924, and restated Certificates of Incorporation were filed by the Department of State on the 12th day of May, 1978, the 19th day of May, 1992, and the 21st day of October 1993.

     3. The Certificate of Incorporation is hereby amended by the addition of a new subparagraph F to Paragraph 3.II containing the following provisions fixing the number, designation, relative rights, preferences, and limitations of the Second Series Convertible Preferred Stock, par value $.01 per share, as fixed by the Board pursuant to authority vested in it by the Certificate of
Incorporation:

          F. Second Series Convertible Preferred Stock. The Corporation shall have authority to issue up to 620,000 shares of Senior Preferred Stock to be designated as "the Second Series Convertible Preferred Stock," which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Certificate of Incorporation of the Corporation (the shares of the Second Series Senior Convertible Preferred Stock being hereinafter called the "Second Series"):

               (1) Dividends. As and when dividends are declared or paid on the Common Stock, whether in cash, property or securities of the Corporation (other than Common Stock or a right or Warrant referred to in Section 5(b) or (c) below), the holders of the

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     Second Series will be entitled to share in such dividends in an amount equal to ten times the amount of the dividend declared or paid on a share of Common Stock for each share of the Second Series. The rights of the holders to receive dividends in the Second Series are junior and subordinate to the rights of the holders of $.75 Convertible Preferred Stock to receive dividends to the same extent that the rights of the holders of Common Stock are subordinate in right to receive dividends to the rights of the holders of $.75 Convertible Preferred Stock to receive dividends.

               (2) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Second Series shall be entitled, before any distribution is made to any Common Stock or other junior stock, to be paid the sum of $18.00 per share plus an amount equal to any declared but unpaid dividends. The Second Series shall rank pari passu with the $.75 Convertible Preferred Stock of the Corporation with respect to distribution of assets upon any liquidation, dissolution or winding up of the Corporation. In case the net assets of the Corporation are insufficient to pay the holders of all outstanding shares of the Second Series and any outstanding shares of parity stock the amount to which they are respectively entitled, then the entire net assets of the Corporation shall be distributed ratably among the holders of all outstanding shares of the Second Series and any outstanding shares of parity stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment of the amount to which they were entitled in full. Following the completion of the distribution of the stated liquidation preference to be paid to the holders of the Second Series and any outstanding shares of parity stock, the holders of the Second Series shall, after there shall have been paid $1.80 (as such amount per share may be adjusted pursuant to Section 5(g), the "Common Share Equalizer Amount") in respect of each share of Common Stock, rank on a parity with the holders of the Common Stock with respect to distributions on liquidation, dissolution or winding up the Corporation and shall be entitled to receive with respect to each share of the Second Series ten times the amount received by each share of Common Stock of any and all assets remaining to be paid or distributed.

               Neither the merger or consolidation of the Corporation into or with another corporation nor the merger of any other corporation into the Corporation shall be

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     deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this provision, but the sale, lease or conveyance of all or substantially all of the Corporation's assets will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this provision.

               (1) Voting Rights. Except as otherwise provided by law, the holders of the Second Series shall not be entitled to vote on any matter.

               (2) Amendment of Certificate of Incorporation. So long as any shares of the Second Series are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of the Certificate of Incorporation (which term includes each and all amendments for the purpose of creating other series of Preferred Stock) so as to affect adversely the rights, powers or preferences of the shares of the Second Series or of the holders thereof, without the consent of the holders of at least a majority of the total number of outstanding shares of the Second Series, given in person, by proxy or by vote at a meeting called for that purpose. An amendment which increases the number of authorized shares of Preferred Stock, or which creates another series of Preferred Stock, or which authorizes the issuance of additional shares of the Second Series, in each case ranking pari passu with the Second Series as to dividends and the distribution of assets, or the issuance of such shares shall not require the approval of the holders of the Second Series. However, in the application of these provisions, any amendment which would authorize or create any shares of stock ranking prior to the Second Series as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation shall be considered as affecting adversely the rights of all outstanding shares of the Second Series.

               (3) Conversion. The shares of the Second Series shall be convertible, (x) at the option of the holders thereof (an "Optional Conversion"), at any time before the fifth anniversary of the first issuance of the Second Series (the "Conversion Date") at the offices of such duly appointed transfer agent for the shares of the Second Series, and
     (y) automatically, without further action by the holder of the shares of the Second Series as otherwise required by the next paragraph of this
     Section 5, on the Conversion Date (the "Mandatory Conversion"), in each case into fully paid and nonassessable shares (calculated to the nearest 1/1,000 of a share) of Common Stock of the Corporation,

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     at the rate of ten shares of Common Stock for each share of the Second
     Series. The rate at which shares of Common Stock shall be deliverable in exchange for shares of the Second Series upon conversion thereof is hereinafter referred to as the "Conversion Rate" for shares of the Second Series. The Conversion Rate shall be subject to further adjustment from time to time in certain instances as hereinafter provided. In no event, however, shall the Conversion Rate be adjusted such that Common Stock would be issued at a Conversion Rate such that for the liquidation preference, plus accumulated and unpaid dividends, of a converted share of the Second Series would be less than $.10 per share of Common Stock (the par value thereof). Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued but unpaid on the shares of the Second Series surrendered for conversion; however a holder of shares of the Second Series who converts such shares after the record date for a dividend and on or before the dividend payment date will receive the dividend payable on such shares of the Second Series on such dividend payment date. As used herein, the term "business day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday on which banks in The City of New York are not authorized to close.

          Before any holder of shares of the Second Series shall be entitled to convert the same into Common Stock in connection with an Optional Conversion, such holder shall surrender the certificate or certificates for such shares of the Second Series at the office of the transfer agent which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank, and shall give written notice to the Corporation at said office that such holder elects so to convert said shares of the Second Series and shall state in writing therein the name or names and respective amounts in which such holder wishes the certificate or certificates for Common Stock to be issued.

          As of and after the Conversion Date, the shares of the Second Series shall be deemed to have been converted into shares of Common Stock as provided herein on the transfer books of the Common Stock of the Corporation.

          The Corporation will, as soon as practicable after (x) the surrender of certificates for shares of the Second Series in connection with an Optional Conversion, accompanied by the written notice and the statement above

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     prescribed, and (y) the surrender of certificates for shares of the Second
     Series after the Conversion Date, issue and deliver at the office of the transfer agent, to the person for whose account such shares were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if not evenly convertible. Subject to the following provisions of this paragraph with respect to an Optional Conversion, such conversion shall be deemed to have been made as of the date of such surrender of the shares of the Second Series to be converted; and the person or persons entitled to receive the Common Stock issuable upon an Optional Conversion of such shares of the Second Series shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert, and no surrender of shares of the Second Series shall be effective for that purpose with respect to an Optional Conversion, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of shares of the Second Series for conversion with respect to an Optional Conversion, during any period while such books are closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares were surrendered, and at the Conversion Rate in effect at the date of such surrender.

          The Conversion Rate for shares of the Second Series and the Common Share Equalizer Amount shall be subject to further adjustment from time to time as follows:

               (a) If the Corporation shall at any time pay a dividend on its Common Stock (including, if applicable, shares of such stock held by the Corporation in treasury) in shares of its Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each share of the Second Series shall thereafter be convertible into the number of shares of Common Stock which the holder of a share of the Second Series would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph
          (a) shall become effective retroactively to the record

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          date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

               (b) If the Corporation shall issue rights or warrants to all holders of shares of Common Stock for the purpose of entitling them (for a period not exceeding forty-five (45) days from the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share (taking into account any consideration received by the Corporation for such rights or warrants the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors) less than the average market price per share (determined as provided below) of the Common Stock on the declaration date for such issuance, then in each such case the number of shares of Common Stock into which each share of the Second Series shall after such record date be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of the Second Series was convertible on the date immediately preceding such declaration date by a fraction the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such declaration date and the number of additional shares of Common Stock so offered for subscription or purchase in connection with such rights or warrants, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such declaration date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such average market price; provided, however, if all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the exercise of such rights or warrants the number of shares of Common Stock into which each share of the Second Series shall thereafter be convertible shall be readjusted to the number of shares which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever any such rights or warrants are issued, and shall become effective on the date of issuance retroactive to the record date for determination of shareholders entitled to receive such rights or warrants. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

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               (c)       If the Corporation shall distribute to all the holders
          of Common Stock (i) any rights or warrants to subscribe for or purchase any security of the Corporation (other than those referred to in paragraph (b) above) or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), or (ii) assets (other than cash) having a fair market value (as determined in a resolution adopted by the Board of Directors of the Corporation, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to more than 10% of the market capitalization (as defined below) of the Corporation, then in each such case the number of shares of Common Stock into which each share of the Second Series shall be convertible after the record date for determination of the shareholders entitled to receive such distribution shall be determined by multiplying the number of shares of Common Stock into which each share of the Second Series was theretofore convertible on the day immediately preceding the date of declaration or authorization by the Board of Directors of the Corporation of such distribution by a fraction the numerator of which shall be the average market price per share (determined as provided in paragraph (b) above) of the Common Stock on such declaration date and the denominator of which shall be such average market price per share less the then fair market value (as determined by the Board of Directors of the Corporation as provided above) of the portion of the assets, rights, warrants, evidences of indebtedness or other securities so distributed applicable to one (1) share of Common Stock. Such adjustment shall become effective retroactively immediately after the declaration date. The term "market capitalization" shall mean an amount determined by multiplying the number of shares of Common Stock outstanding on such declaration date by the average market price per share (determined as provided in paragraph (e) below) of the Common Stock on such declaration date.

               (d) In case of any capital reorganization or any reclassification (other than a change in par value) of the capital stock of the Corporation or of any conversion of the Common Stock into securities of another corporation or in case of the consolidation or merger of the Corporation with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or in case of any sale or conveyance of all or substantially all of the assets of the Corporation, the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make

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          provision in the articles or certificate of incorporation of such person such that each share of the Second Series then outstanding shall thereafter be convertible into the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of the Second Series was convertible immediately prior to the effective date of such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, assuming (i) such holder of Common Stock of the Corporation is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made as the case may be ("constituent entity"), or an affiliate of a constituent entity, and (ii) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder of the shares of the Second Series, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the shares of the Second Series.

               (e) For the purpose of any computation under this Section 5, the average market price per share of Common Stock on any date shall be the average of the daily closing prices for the fifteen (15) consecutive trading days commencing twenty (20) trading days before the date of declaration or authorization by the Board of Directors of the Corporation of such issuance or distribution. The closing price for each day shall be the last reported sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on NASDAQ

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          National Market System, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purpose or if no such prices are available, the fair market value of the Common Stock as determined by good faith action of the Board of Directors of the Corporation.

               (f) All calculations under this Section 5 shall be made to the nearest one-thousandth of a share of Common Stock.

               (g) Whenever the Conversion Rate is adjusted as herein provided, the Common Share Equalizer Amount shall be adjusted by multiplying the Common Share Equalizer Amount immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock into which each share of the Second Series is so convertible immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock into which each share of the Second Series is so convertible immediately thereafter.

               (h) For the purpose of this Section 5, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Corporation at the date of this Certificate of Amendment or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) through (d) above, the holder of the shares of the Second Series shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Second Series and the Common Share Equalizer Amount shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in paragraphs (a) through (g), inclusive, above, with respect to the shares of Common Stock.

               (i) Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the number of shares of Common Stock into which each share of Second Series shall thereafter be convertible and the Common Share Equalizer Amount shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the

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          original adjustment not been required, as the case may be) as if (1)
          the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants, exchange privileges or conversion rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all of such rights, options, warrants or conversion rights whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of shares of Common Stock issuable upon the conversion of shares of the Second Series or the Common Share Equalizer Amount by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion rights.

          Whenever the Conversion Rate is adjusted as provided in this paragraph 5, the Corporation shall forthwith file with the transfer agent for the shares of the Second Series a certificate signed by the President or one of the Vice Presidents of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted Conversion Rate and the adjusted Common Share Equalizer Amount determined as provided in this paragraph 5. Such certificate shall show in detail the facts requiring such adjustment. Whenever the Conversion Rate or the Common Share Equalizer Amount is adjusted, the Corporation will forthwith cause a notice stating the adjustment and the Conversion Rate to be mailed to the respective holders of record of the shares of the Second Series. The transfer agent shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. The transfer agent in its capacity as transfer agent shall not be deemed to have any knowledge with respect to any change of capital structure of the Corporation unless and until it receives a notice thereof pursuant to the provisions of this paragraph and in the absence of any such notice each transfer agent may conclusively assume that there has been no such change.
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           The Corporation shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Second Series, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of the Second Series from time to time outstanding. The Corporation shall from time to time in accordance with the laws of New York, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of the Second Series.

          No fractions of shares of Common Stock are to be issued upon conversion, but in lieu thereof the Corporation will pay therefor in cash based on the closing price (determined as provided in the last sentence of paragraph
(e) above) of the Common Stock on the business day immediately preceding the day of conversion. If more than one certificate representing shares of the Second Series shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Second Series so surrendered.

          The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Second Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than in which the shares of the Second Series so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          In the event (i) that the Corporation shall pay any dividend or make any distribution to the holders of shares of Common Stock otherwise than in cash charged against capital surplus, consolidated net earnings or retained earnings of the Corporation and its Consolidated Subsidiaries; or (ii) that the Corporation shall offer for subscription or purchase, pro rata, to the holders of shares

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of Common Stock any additional shares of stock of any class or any securities convertible into or exchangeable for stock of any class; or (iii) of any reclassification or change of outstanding shares of the class of Common Stock issuable upon the conversion of the shares of the Second Series (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or of any merger or consolidation of the Corporation with, or merger of the Corporation into, another corporation (other than a merger or consolidation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the shares of the Second Series) or of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (iv) of any dissolution, liquidation or winding up of the Corporation, then in any such event the Corporation shall cause to be filed with the transfer agent for the Second Series, and shall cause to be mailed to the holders of record of the Second Series, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to any applicable record date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of any of the events specified in clauses (i) and (ii) of this paragraph, or (y) the effective dates of any of the events specified in clauses (iii) and (iv) of this paragraph. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

      Upon conversion of the Second Series the stated capital of the Common Stock issued upon such conversion shall be the aggregate par value thereof, and the stated capital and capital surplus (capital in excess of par value) of the Corporation shall be correspondingly increased or reduced to reflect the difference between the stated capital of the Second Series so converted and the par or stated value of the Common Stock issued upon conversion.

 1. The foregoing amendment to the Certificate of Incorporation of Forest Oil Corporation was authorized by the majority vote of the Board of the Corporation at a meeting of the Board of Directors on the 15th day of May, 1995 in accordance

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with Section 805 of the Business Corporation Law.
2.
     IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by its Chairman of the Board and its Secretary on this 20th day of July, 1995 and the undersigned hereby affirm the truth of the statements contained herein under the penalties of perjury.

                                       /s/William L. Dorn
                                       ----------------------------------------
                                       William L. Dorn
                                       Chairman of the Board


                                       /s/Daniel L. McNamara
                                       ----------------------------------------
                                       Daniel L. McNamara
                                       Secretary